Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201, Lexington, KY 40509
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Company Contact: Michael P. Windisch, CFO

Phone:	(859) 263-3948
FAX:	(859) 263-4228
E-MAIL:	ngas@ngas.com
NGAS RESOURCES REPORTS NASDAQ LISTING DEFICIENCY
     LEXINGTON, KENTUCKY, May 27, 2008. NGAS Resources, Inc. (Nasdaq: NGAS) today reported that it received a Nasdaq staff deficiency letter on May 21, 2008, notifying the Company that it was not in compliance with the audit committee composition requirements of Nasdaq Marketplace Rule 4350(d)(2), which requires listed companies to maintain committee membership by at least three independent directors. The deficiency in the Company’s audit committee composition resulted from a vacancy following the death on September 30, 2007 of Charles L. Cotterell, who had served as an independent director of the Company and a member of the audit committee of its board for over thirteen years.
     Under the Nasdaq listing standards, the Company has until the earlier of September 30, 2008 or its next annual shareholders meeting to cure the deficiency. The Company’s board of directors expects to appoint a qualified independent director to serve on the board and its audit committee prior to the shareholders meeting scheduled in June 2008, restoring the Company’s compliance with the Nasdaq audit committee composition requirements within the grace period for curing the deficiency.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the Company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the Company to implement its business strategy. These and other risks are described in the Company’s periodic reports filed with the United States Securities and Exchange Commission.